EXHIBIT 3.5
                                                         PITTWAY CORPORATION
                                                               JUNE 30, 1998

                                                                   FORM 10-Q

                       CERTIFICATE OF AMENDMENT
                                  TO
                RESTATED CERTIFICATE OF INCORPORATION
                                  OF
                          PITTWAY CORPORATION

                              *  *  *  *
                   Adopted in accordance with the
                  provisions of section 242 of the
                   General Corporation Law of the
                          State of Delaware
                              *  *  *  *

     Pittway Corporation, a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

     FIRST: That the Board of Directors of the corporation, on March 19, 1998, at a meeting duly called and constituted, adopted the following resolutions proposing an amendment to the Restated Certificate of Incorporation of the Corporation to increase the shares of capital stock which the Corporation has authority to issue and directing that such amendment be submitted to the stockholders for consideration at the Corporation's 1998 annual meeting:

          "RESOLVED, that in the opinion of the Board of Directors it is advisable that the Restated Certificate of Incorporation, as amended, of Pittway Corporation be further amended as follows:

     The first sentence of Article FOURTH shall be amended in its entirety to read as follows:

          The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is Two Hundred Twenty-Two
          Million (220,000,000) shares, of which Two
          Million (2,000,000) shares shall be designated
          Preferred Stock with no par value, One Hundred
          Million (100,000,000) shares shall be
          designated Class A Stock of the par value of $1.00 per share, and One Hundred Twenty Million
          (120,000,000) shares shall be designated Common
          Stock of the par value of $1.00 per share.

          FURTHER RESOLVED, that such amendment be submitted to the stockholders of Pittway Corporation for consideration at Pittway Corporation's 1998 annual meeting of stockholders."

     SECOND: That at the annual meeting of stockholders of the Corporation held May 7, 1998, the aforesaid amendment was approved by vote of a majority of each of: (i) the votes which the outstanding Common Stock and Class A Stock were entitled to cast at such annual meeting, (ii) the outstanding Common Stock, voting as a class, and
(iii) the outstanding Class A Stock, voting as a class.

     THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Pittway Corporation has caused this certificate to be signed by its President, this 7th day of May, 1998.

                                    Pittway Corporation
                                    A Delaware corporation

                                    By: ______________________
                                        King Harris, President